Exhibit 10.30

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and among APP Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and John Ducker (the “Executive”) is entered into this      day of February, 2010.

WHEREAS, on September 10, 2008, the Company became an indirect subsidiary of Fresenius Kabi AG, a stock corporation organized under the laws of Germany, (the “Parent”);

WHEREAS, the Company desires to have the Executive serve as the Company’s President and Chief Executive Officer, on the terms and conditions set forth in this Agreement, and to serve on the board of directors of the Company and Fresenius Kabi Pharmaceuticals Holdings, Inc. (collectively, the “Board”); and

WHEREAS, the Executive desires to accept such service, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive (individually, a “Party” and together, the “Parties”) agree as follows:

1. Effective Date. The “Effective Date” shall mean January 1, 2010.

2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for a period commencing on the Effective Date and ending on December 31, 2014 (the “Term”), unless earlier terminated as provided herein (the period of employment during the Term shall be referred to herein as the “Employment Period”).

3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with such position, and shall report directly to the Board. The Executive’s principal location of employment shall be at the principal headquarters of the Company in Schaumburg, Illinois; provided, however, that the Executive may be required under reasonable business circumstances to travel outside of the principal location of employment in connection with performing his duties under this Agreement.

(ii) The Executive agrees that he shall perform his duties conscientiously and faithfully subject to the lawful directions of the Board, and in accordance with each of the corporate governance and ethics guidelines, conflict of interests policies, and codes of conduct of the Company.

(iii) During the Employment Period, the Executive shall not, without the prior written consent of the Board: (A) render or perform services of a business, professional or commercial nature other than to or for the Parent, Company or any of their affiliates or subsidiaries, either alone or as an employee, consultant, director, officer or partner of another business entity (including serving on boards of directors), whether or not for compensation or (B) plan or otherwise take any preliminary steps, either alone or in concert with others, to establish or engage in any business activity that would compete with the current or proposed businesses of the Company or any of its affiliates or subsidiaries.

(b) Compensation.

(i) Base Salary. As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a base salary at an annual rate of $600,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regularly established payroll practice. The Board shall conduct an annual review of the Base Salary and may increase (but not decrease) such Base Salary in its sole discretion.

(ii) Annual Bonus. With respect to each calendar year ending during the Employment Period, the Executive shall be eligible to receive a cash bonus of up to $500,000, based on the achievement targets set forth on Exhibit A to this Agreement (the “Annual Bonus”) of the Company’s Management EBIT based upon Management Transfer Prices (“EBIT”). Any Annual Bonus will be payable in a single lump sum cash payment not later than March 15 following the conclusion of the calendar year in which the Annual Bonus is earned.

(iii) Vacation. During the Employment Period, the Executive shall be entitled to thirty (30) business days of paid vacation for each calendar year or ratable part thereof. In addition, the Executive shall be entitled to all paid holidays typically granted to executive officers of the Company generally. For purposes of this Section 3(b)(iii), Saturday shall not be considered a business day. The Executive shall take into account the business activity of the Company in determining the timing and duration of his vacation for each calendar year and be coordinated with the Chairman of the Board in advance in a timely manner.

(iv) Benefits and Perquisites. The Executive shall be entitled to participate in all employee benefit plans and to all perquisites which shall be made available from time to time to executive officers of the Company generally (including, but not limited to executive short-term disability insurance, executive long-term disability insurance and supplemental income protection, health club reimbursement, estate and financial planning services and supplemental life insurance). The Executive acknowledges and agrees that the Company may, in its discretion, terminate at any time or modify from time to time any such employee benefit plans or perquisites.

(v) Company Automobile Lease. The Executive shall be entitled to an automobile lease allowance during the Employment Period at the Company’s expense in an amount of $1,500 per month.

(vi) Housing Allowance. The Executive shall be entitled to a housing allowance for a residence in the Chicago, Illinois area during the Employment Period at the Company’s expense in an amount of $6,000 per month, such amount to be paid on a fully grossed-up (for income and employment taxes) basis.

(vii) Relocation to the U.S. The Executive and his family will be entitled to the use of professional services to assist in their relocation to the United States and the Company shall promptly reimburse the Executive for all such reasonable relocation expenses, subject to documentation. Relocation expenses will include removal costs, assistance in finding schools and accommodation, property agents fees, professional fees associated with immigration and tax advice, and one-time costs associated with relocation. At the end of the contract (whatever the reason for termination), the Company shall pay for the relocation of the Executive back to Europe, including the above costs. The Company will assume all income and employment taxes on relocation expenses.

(viii) Air Travel. Each of the Executive, his wife and their children shall be entitled to either (i) one return flight to/from Europe in business class or (ii) two return flights to/from Europe in economy class for each calendar year during the Employment Period at the Company’s expense.

(ix) Tuition. During the Employment Period, each of the Executive’s children will be entitled to attend a private high school in the United States and the Company shall pay or reimburse the Executive for the cost of tuition and associated fees based upon the fees of Lake Forest Academy, Lake Forest, Illinois as published on its web site at http://www.lfanet.org/podium/default.aspx?t=2665, (2009/2010 fees of $29,650 per child), grossed-up for income and employment taxes.

(x) Equity Grant. The Executive shall participate in the Fresenius SE Stock Option Plan (the “Plan”). The grant of Stock Options shall be governed by the Plan and an award letter by Fresenius SE, which award letter shall set forth the terms and conditions of the Stock Options.

(xi) Expenses. During the Employment Period, the Executive shall be eligible for prompt reimbursement for business expenses reasonably incurred by the Executive in accordance with the policies of the Company as may be in effect from time to time for executive officers of the Company generally.

4. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.

(b) Disability.

(i) If the Executive experiences a disability within the meaning of the applicable disability plan, program or arrangement of the Company, as in effect from time to time or is unable to perform his duties hereunder by reason of a physical or mental infirmity (a “Disability”) and the Disability is not due to gross negligence on his part, the Company shall continue to pay the Executive’s Base Salary for six months following such Disability. No gross negligence shall be deemed involved in the case of accidents that occur within the framework of the exercise of usual sports despite application of such caution as is usual for such sports

(ii) If the Executive experiences a Disability for a period of more than six (6) consecutive months during the Employment Period, the Company shall, for a period of a further six (6) months, pay to the Executive in substantially equal installments in accordance with the Company’s regularly established payroll practice, the difference between his annual Base Salary and the benefits he is entitled to receive pursuant to the applicable disability plan program or arrangement of the Company, as in effect from time to time.

(iii) If the Executive experiences a Disability for a period of more than one year during the Employment Period, the Company may provide the Executive with a Notice of Termination in accordance with Section 4(g) below of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate at the end of the next calendar quarter, provided the Executive must have six weeks’ notice of such termination.

(iv) If the Executive can claim damages from third parties for the loss of earnings suffered by him due to his incapacity to work, the Executive hereby assigns such claims against these third parties to the Company to the extent that the Company has continued to pay the Executive any portion of his annual Base Salary during the first twelve (12) months of his Disability or pursuant to Article 4(b)(i) or (ii) above. The Executive shall immediately provide the Company with all data and information required to enforce the damage claims. If the Executive prevents the transfer of any damage claims existing against a third party to the Company or fails to provide the data and information required to enforce the damage claims, the Company shall have the right to refuse the continued payment of the annual Base Salary.

(c) Other Than Cause. The Executive’s employment may be terminated by the Company during the Employment Period other than for Cause upon the Company providing a Notice of Termination to the Executive of its intention to so terminate the Executive’s employment in accordance with Section 4(g) below.

(d) For Cause. The Executive’s employment may be terminated by the Company for Cause if (A) the Company provides the Executive with a Notice of Termination in accordance with Section 4(g) of this Agreement within 30 days after the initial occurrence or existence of an event or circumstance set forth in this Section 4(d), which notice shall specifically identify the event or circumstance that the Company believes constitutes Cause and (B) the Executive fails to correct the circumstance or event so identified within 15 days after the receipt of such notice. For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s dishonesty, willful misconduct or gross negligence in the performance of his duties to the Company or any of its affiliates or subsidiaries;

(ii) the Executive’s willful material misrepresentation at any time to the Company or any of its affiliates or subsidiaries;

(iii) the Executive’s intentional failure or refusal to perform his reasonably assigned duties;

(iv) the Executive’s indictment for, conviction of or plea of nolo contendre to any felony, or any other crime (whether or not a felony) involving dishonesty, fraud or breach of trust;

(v) the Executive’s willful or grossly negligent failure to comply with any written rules, regulations, policies or procedures of the Company or any of its affiliates or subsidiaries; or

(vi) the Executive’s material breach of the provisions of Section 6 of this Agreement.

(e) Good Reason. The Executive’s employment may be voluntarily terminated by the Executive with Good Reason if (A) an event or circumstance set forth in the clauses of this Section 4(e) below shall have occurred and the Executive provides the Company with a Notice of Termination in accordance with Section 4(g) below within thirty (30) days after the Executive has knowledge of the initial occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason and (B) the Company fails to correct the circumstance or event so identified within ninety (90) days after the receipt of such notice. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following:

(i) a change in the Executive’s status or responsibilities that represents a material and adverse change or reduction from his overall status or responsibilities, taken as a whole;

(ii) the Executive is required to be based at any location outside of a fifty (50) mile radius of Schaumburg, Illinois (but excluding any travel that is reasonably required in connection with the Company’s business); provided, that such relocation is materially adverse to the Executive;

(iii) a material reduction in the Executive’s Base Salary or employee benefits (unless such reduction applies similarly to all executive officers of the Company generally); or

(iv) failure by a successor to assume and agree to perform the obligations under the Agreement, which failure constitutes a material breach of Section 7(j) of this Agreement.

(f) Voluntary Termination. The Executive may voluntarily terminate his employment under this Agreement upon the Executive providing a Notice of Termination to the Company of his intention to so terminate his employment in accordance with Section 4(g) below and such termination shall not be deemed to be a breach of this Agreement.

(g) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than death) shall be communicated by a written notice (“Notice of Termination”) to the other Party hereto in accordance with Section 7(b) below. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of his death, (ii) if the Executive’s employment is terminated by the Company for Cause or Disability, the date specified in the Notice of Termination and (iii) if the Executive’s employment is terminated under any circumstances other than those described in clause (i) or (ii) immediately preceding, the date specified in the Notice of Termination which shall not be less than ninety (90) days from the date such Notice of Termination is given.

(h) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds or has ever held with the Company or any of its affiliates or subsidiaries (and with any other entities with respect to which the Company has requested the Executive to perform services). For purposes of this subparagraph 4(h), Parent shall not be considered an affiliate of the Company. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Date of Termination, regardless of when or whether he executes any such documentation.

5. Obligations of the Company upon Termination.

(a) Other Than for Cause or With Good Reason. If during the Employment Period, (A) the Company shall terminate the Executive’s employment other than for Cause, death or Disability or (B) the Executive shall terminate employment with Good Reason:

(i) the Company shall pay to the Executive within thirty (30) days after the Date of Termination the sum of (1) the Executive’s accrued but unpaid Base Salary through the Date of Termination and (2) the Executive’s business expenses that are reimbursable pursuant to Section 3(b)(xi) but have not yet been reimbursed by the Company as of the Date of Termination (collectively, the “Accrued Obligations”).

(ii) the Company shall pay to the Executive an amount equal to the Executive’s then-current Base Salary and Bonus, (based upon the Bonus amount paid the Executive for the year preceding the Date of Termination), for the remainder of the Term, payable in substantially equal installments in accordance with the Company’s regularly established payroll practice;

(iii) the Company shall continue to provide the benefits (or pay to Executive the reasonable Company costs of the benefits) to the Executive set forth in Sections 3(b)(iv) through and including 3(b)(ix) above for the remainder of the Term. It is agreed that the continuation of benefits provided hereunder shall be in satisfaction of the Company’s obligation, if any, to provide continuation coverage under COBRA; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice, contract or agreement (other than any severance plan, program, policy or practice, contract or agreement) of the Company and its affiliates and subsidiaries (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, contract or agreement, based on accrued benefits through the remainder of the Term.

Except with respect to payments and benefits under Sections 5(a)(i) and 5(a)(iv), all payments and benefits to be provided under this Section 5(a) shall be subject to the Executive’s execution and non-revocation of a general release of claims in favor of the Company and its affiliates and subsidiaries within ten (10) days after the Executive’s date of termination.

(b) For Cause or Voluntary Termination. If the Executive’s employment shall be terminated for Cause or voluntarily by Executive during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive the Accrued Obligations and, to the extent not theretofore paid or provided, to timely pay or provide to the Executive Other Benefits in accordance with the terms and normal procedures of each such plan, program, policy or practice, contract or agreement, based on accrued benefits through the Date of Termination.

(c) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall pay or provide to the Executive’s legal representatives within thirty (30) days after the Date of Termination (i) the Accrued Obligations, (ii) the Other Benefits and (iii) an amount of the Executive’s then-current Base Salary equal to the amount the Executive would have received had he continued to be employed until the earlier of (i) the expiration of the then current Term (and assuming the Term was not to be extended) or (ii) the three (3) month anniversary of the Date of Termination.

(d) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall pay or provide to the Executive within thirty (30) days after the Date of Termination (i) the Accrued Obligations and (ii) the Other Benefits, including any applicable disability benefits.

6. Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights.

(a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and other forms of information considered by the Company to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the

“Confidential Information”); provided, however, that information that is or becomes generally available to the public other than as a result of a breach of this Agreement by the Executive shall not be considered to be Confidential Information. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice in accordance with Section 7(b) below of such requirement as far in advance of such anticipated disclosure as possible so as to enable the Company to seek an appropriate protective order or confidential treatment. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession.

(b) Non-Competition. By and in consideration of the Company’s entering into this Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company and for the period following the Date of Termination through the end of the Term (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, however, that in no event shall ownership by the Executive of five percent (5%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 6(b), so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this Section 6(b), “Restricted Enterprise” shall mean any Person that is engaged, directly or indirectly, in (or proposes to engage in, or has been organized for the purpose of engaging in) the generic injectible pharmaceutical industry and any other businesses the Company engages in or is preparing to become engaged in, at the time of the Executive’s termination; provided however, that Executive and the Company agree that the Persons set out on Exhibit B or for any direct or indirect affiliate of such Person will be considered Restricted Enterprises; provided further, however, such list shall not preclude the Company from claiming that a Person not on such list is a Restricted Enterprise. During the period following the Date of Termination through the end of the Term, upon the request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

(c) Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq., that are owned ab initio by the Company, the Executive assigns all of his right, title and interest in and to all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq., that are owned upon creation by the Company as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 6(c), the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this section with the same legal force and effect as if executed by the Executive.

(d) Remedies. The Executive agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of such breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return to the Company any portion of severance payments that have been paid to him. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 6 are reasonable and necessary to protect the businesses of the Company because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

(e) Definition of Company. For purposes of this Section 6, the “Company,” as used above, shall be construed to include the Company and its Parent, subsidiaries and affiliates.

(f) Survival. The provisions of this Section 6 shall survive the termination of the Executive’s employment with the Company, regardless of the reason for such termination, for the duration expressly stated in any such provision or, if no duration is stated, then indefinitely.

7. Miscellaneous.

(a) Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the state of Illinois, without giving effect to the conflicts of law principles thereof.

(b) Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company or Parent, to:

APP Pharmaceuticals, Inc.

1501 E. Woodfield Rd., Ste. 300E

Schaumburg, IL

Attn: General Counsel

Fresenius Kabi AG

Else-Kröner-Straße 1, 61352

Bad Homburg, Germany

Attn: Rainer Baule

If to the Executive, to the last home address the Company maintains in its records for the Executive

Any such notice or communication shall be deemed to have been received (A) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (B) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (C) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent) and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

(c) Validity; Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, without limiting the generality of the foregoing, if any one or more of the provisions contained in this Agreement shall be held to be unreasonable or unenforceable in any respect, including excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(d) Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided, however, that the observance of any provision of this Agreement may be waived in writing signed by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise specifically provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any right, power or remedy.

(e) Cooperation. Following the termination of the Executive’s employment for any reason, the Executive agrees to cooperate with the Company upon the Company’s request and to be available to the Company with respect to matters arising out of the Executive’s services to the Company at reasonable times and places and upon reasonable notice. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Company.

(f) Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Waiver: Strict Construction. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement: Effect on Prior Agreement. This Agreement shall constitute the entire agreement between the Parties, and shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(j) Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

(k) No Third Party Beneficiaries. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

8. Section 409A.

(a) If at the time the Executive becomes entitled to any severance payments or any other termination payment from the Company (collectively referred to as the “Severance”), the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), then no Severance considered deferred compensation under Section 409A and not subject to an exception or exemption thereunder shall be paid to the Executive until the date that is six (6) months after the Executive’s date of termination (or, if later, six (6) months after the Executive has incurred a separation from service as defined in Section 409A). For purposes of determining whether Severance payment payable on payroll dates occurring on or prior to March 15 of the year following the year that includes the date of termination are exempt from Section 409A as short-term deferrals, each Severance payment shall be considered a separate payment for purposes of Section 409A. Any Severance that would otherwise have been paid to the Executive during this six-month period shall instead be aggregated and paid to the Executive on the date that is six (6) months after the Executive’s date of termination. Any Severance to which the Executive is entitled to be paid after the date that is six (6) months following the Executive’s date of termination shall be paid to the Executive in accordance with the applicable schedule. It is intended that this Agreement will comply with Section 409A to the extent applicable, and this Agreement shall be interpreted and construed on a basis consistent with such intent. The Company and the Executive agree to amend (including retroactively) this Agreement in order to comply with Section 409A, including amending to facilitate the ability of the Executive to avoid the imposition of, or reduce the amount of, any Section 409A tax or penalties. The Company and the Executive shall reasonably cooperate to provide full effect to this provision and the consent to any amendment described in the preceding sentence shall not be unreasonably withheld by either party.

(b) For purposes of this Agreement, the Executive’s employment with the Company shall be considered to have terminated when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued thereunder.

(c) Notwithstanding anything herein to the contrary or otherwise, except to the extent any in-kind benefit or reimbursement described in this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, such in-kind benefit or reimbursement shall be subject to the following requirements: (i) the amount of the in-kind benefit or the expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of the in-kind benefit or the expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9. Indemnification. The Executive will be covered by the officer and director insurance program of the Fresenius SE group.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

APP PHARMACEUTICALS, INC.

By:	/s/ Rainer Baule
Name:	Rainer Baule
Title:	Director

Agreed and Accepted

/s/ John Ducker
John Ducker